UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2015

TD Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-35509	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 South 108th Avenue Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 331-7856

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2015, William J. Gerber, TD Ameritrade’s chief financial officer, notified TD Ameritrade of his intention to retire on September 30, 2015 after sixteen years with TD Ameritrade, nine as executive vice president and chief financial officer. Until the date of his retirement, he will continue to serve as the chief financial officer of TD Ameritrade.

In connection with his retirement, Mr. Gerber and TD Ameritrade agreed as follows:

•	cash payment, in an aggregate amount of $2.5 million, to be paid over four years following the date of his retirement (subject to required withholdings) in exchange for entering into a consulting and release of claims agreement containing customary terms, including a non-competition agreement for 24 months and providing support and counsel to the CEO and his successor to assist in the transition of the CFO responsibilities

•	accelerated vesting of all unvested restricted stock units on the date of his retirement, which have a market value of approximately $2.6 million (based on the closing price of common stock of TD Ameritrade on January 9, 2015)

•	non-solicitation and mutual non-disparagement agreement, as well as a customary confidentiality covenant

•	standard release in favor of TD Ameritrade and its officers, directors, employees, shareholders, affiliates, subsidiaries, predecessor and successor corporations and assigns

•	continued health benefits pursuant to COBRA continuation coverage for Mr. Gerber and any eligible dependents, with TD Ameritrade paying the employer portion of any premiums for continued health benefits under any group medical or dental plan until 24 months following his retirement

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

99.1	Press Release dated January 13, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION

Date: January 13, 2015	By:	/s/ Ellen L.S. Koplow

Name: Ellen L.S. Koplow
Title: Executive Vice President, General Counsel